Conformed Copy









                                 August 25, 1996

         Home Shopping Network, Inc.
         11831 30th Court North
         St. Petersburg, FL  33716

         Ladies and Gentlemen:

                   The Board of Directors of Silver King Communications, Inc., a Delaware corporation ("Parent"), Home Shopping Network, Inc., a Delaware corporation (the "Company"), House Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Liberty HSN, Inc., a Colorado corporation are entering into an Agreement and Plan of Exchange and Merger of even date herewith (the "Exchange and Merger Agreement") (all capitalized terms used but not defined herein shall have the meanings set forth in the Exchange and Merger Agreement), pursuant to which Sub will be merged with and into the Company (the "Merger"). Exhibit A hereto sets forth the number of shares of Parent Common Stock or Parent Class B Stock which are, beneficially or of record, owned by the undersigned prior to the Stockholder Meetings (collectively, the "Parent Shares"). The Parent Shares are subject to the definitive Term Sheet, dated as of August 24, 1995, and as amended as of the date hereof, by and between Liberty Media Corp. ("Liberty") and Barry Diller, regarding, among other things, the voting and transfer of shares of Parent capital stock owned by Liberty, Barry Diller and certain of their affiliates, including BDTV INC., a Delaware corporation ("BDTV") (as amended, the "Stockholders Agreement"). The Parent Shares are all of the shares of Parent capital stock owned (or anticipated to be owned prior to the Parent stockholder meeting) by such person.

                   The entering into of this letter agreement is a con-dition to the willingness of the Company to enter into the Exchange and Merger Agreement and consummate the Transactions.

                   Each undersigned agrees that at any meeting of the stockholders of Parent, however called, it shall vote, or cause to be voted, the Parent Shares owned (whether as record or ben-eficial holder, but with respect to beneficial holders, only to the extent such holder has the power to vote or cause to be voted such Shares) by it as of the applicable record date in favor of the issuance of Parent Common Stock in connection with the Transactions and any other related matter to be voted upon by Parent stockholders at any meeting held in connection with consummation of the Transactions. The covenants and agreements contained in this paragraph shall also constitute the agreement







         and consent of each of Liberty and Barry Diller for purposes of voting the Parent Shares on Fundamental Matters (as defined in the Stockholders Agreement), to the extent such consent has been granted by each of Liberty and Barry Diller in the amendment, dated as of the date hereof, of the Stockholders Agreement, which consent may not be withdrawn.

                   This Agreement shall terminate on the first to occur of (i) the Effective Time, (ii) one day after the termination of the Exchange and Merger Agreement in accordance with its terms, and (iii) written notice of termination of this Agreement by the Company to the undersigned (which notice the Company shall deliver promptly).

                   Each of the undersigned, as to itself, represents and warrants that as of the date hereof, (i) the representations regarding ownership, or anticipated ownership, of Parent Shares owned or to be owned by it as stated in the first paragraph of this Agreement are true and correct, (ii) it has due authority to execute, deliver and perform this Agreement and (iii) the execution, delivery and performance of this Agreement by it will not (x) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (except filings under the Securities Exchange Act of 1934, as amended, or where the failure to ob-tain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent or delay the undersigned from performing its obligations under this Agreement and except for any governmental consents or approvals required in connection with shares to be acquired by it), (y) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, condi-tions or provisions of any note, license, agreement or other instrument or obligation to which the undersigned is a party, except for such defaults (or rights of termination, cancella-tion or acceleration) as to which requisite waivers or consents have been obtained or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it.

                   Each of the undersigned further covenants and agrees, while this Agreement is in effect, and except as contemplated hereby and by the Stockholders Agreement or, in the case of Barry Diller, the Equity Compensation Agreement, dated as of August 24, 1995, by and between Parent and Barry Diller, not to
         (i) sell, transfer, pledge, encumber, assign or otherwise dis-pose of, or enter into any contract, option or other arrange-ment or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Parent Shares (other than transfers to BDTV, otherwise pursuant to the Stockholders Agreement or the exchange of










         shares of Parent Common Stock for shares of Parent Class B Common Stock owned by a third party); (ii) grant any proxies, deposit the Parent Shares into a voting trust or enter into a voting agreement with respect to the Parent Shares (other than pursuant to the Stockholders Agreement); or (iii) take any action that would make any representation or warranty made by it herein untrue or incorrect or have the effect of preventing or disabling it from performing its obligations under this letter agreement.

                   The undersigned agrees to promptly notify the Company of the number of any new shares of Parent capital stock ac-quired by it (whether by purchase or conversion or exercise of options, warrants or other securities convertible into Parent capital stock), if any, after the date hereof. Any such shares acquired shall become additional Parent Shares subject to the terms of this Agreement.

                   This Agreement shall not be assigned by operation of law or otherwise, provided that the Company may assign any of its rights to any wholly-owned subsidiary of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

                   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunc-tions to prevent breaches of this Agreement and to enforce spe-cifically the terms and provisions hereof in any federal or state court located in the State of Delaware (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

                   This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware regardless of the laws that might otherwise govern under prin-ciples of conflicts of laws applicable thereto. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provi-sions of this Agreement, which shall remain in full force and effect.

                   The Company and the undersigned acknowledge and agree that this Agreement is being entered into by Barry Diller solely in his capacity as a stockholder of Parent and that none of the obligations contained herein is intended to, and such obligations do not, limit, restrict or otherwise affect the










         obligations and duties of the undersigned in any capacity he may have as an officer and/or director of Parent.


























































                   This Agreement may be executed in two or more coun-terparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                                            PARENT STOCKHOLDERS



                                            /s/ Barry Diller
                                            Name:  Barry Diller


                                            ARROW HOLDINGS, LLC



                                            By: /s/ Barry Diller
                                               Name:  Barry Diller


                                            LIBERTY MEDIA CORP.



                                            By: /s/ Robert R. Bennett
                                               Name:  Robert R. Bennett
                                               Title: Executive Vice
                                                      President

                                            BDTV INC.



                                            By: /s/ Barry Diller
                                               Name:  Barry Diller
                                               Title: President


         HOME SHOPPING NETWORK, INC.



         By: /s/ Kevin J. McKeon
             Name:  Kevin J. McKeon
             Title: Executive Vice President and
                    Chief Financial Officer














                                    Exhibit A
                              Parent Share Ownership

                                    No. of Shares       No. of Shares
                Name               of Common Stock    of Class B Stock

                Barry Diller/           441,988                   0
                  Arrow Holdings, LLC

                Liberty Media Corp.      61,630                   0

                BDTV INC.                     0           2,000,000









































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